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                                                                  EXHIBIT 3.ii


                           1995 AMENDMENT NO. 1 TO
                     THIRD AMENDED AND RESTATED BYLAWS OF
                             TCC INDUSTRIES, INC.

     Section 3.02 of the Third Amended and Restated Bylaws of TCC Industries, Inc., a Texas corporation (the "Corporation"), was amended by requisite vote of the Board of Directors of the Corporation at a meeting of said Board duly called and held on August 2, 1995, so as to read as follows, effective as of the time of such vote by said Board:

     "Section 3.02 Number; Election; Term; Qualifications; Resignations; Removal; Vacancies. The board of directors shall consist of six (6) members and shall be divided into three (3) classes, to be known as Classes "A," "B," and "C," with the term of office of one (1) class expiring each year. Class A shall consist of two (2) directors, who shall hold office for an initial term expiring on the date of the 1996 annual meeting of shareholders; Class B shall consist of two (2) directors, each to hold office for an initial term expiring on the date of the 1994 annual meeting of shareholders; and Class C shall consist of two (2) directors, each to hold office for an initial term expiring on the date of the 1995 annual meeting of shareholders, or, in each case, until his or her successor shall be elected and shall have qualified. Subject to the foregoing, at each annual meeting of shareholders a single class of directors shall be elected to succeed the directors whose terms shall have expired, and to hold office for a term expiring at the third succeeding annual meeting of shareholders. In the event of an increase or decreae in the number of directors, any newly created or eliminated directorships shall be apportioned among the classes so as to make all classes as nearly equal as possible; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. A director may resign at any time by giving written notice to the board of directors or the chairman of the board. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy occurring in the board of directors may be filled by the affirmative vote of sixty percent (60%) of the remaining directors. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose or by the board of directors for a term of office continuing only until the next election of one or more directors by the sheholders. Any director may be remvoed solely "for cause" at any time by a vote of the holders of at least two-thirds (2/3) of the shares present in person or by proxy at any meeting of the shareholders called for that purpose at which a quorum is present. As used herein, the term "for cause" shall mean (i) such director shall have entered a plea of guilty, or been found guilty, of a felony crime under either state or federal law; (ii) such director shall have been found by a court or governmental agency having jurisdiction thereof, to have violated the federal securities laws or the securities laws of any state, or such director shall have admitted that he or she has violated any such laws; or (iii) upon the recommendation of the board of directors pursuant to a vote of a least sixty percent (60%) of the directors then constituting such board, after a determination by such board in its sole discretion, that the removal of such director is in the best interests of the corporation and its shareholders."

     The undersigned Assistant Secretary of the Corporation hereby certifies that the foregoing is true and correct.


                                      /s/ CHRIS HOPKINS
                                      Chris Hopkins, Assistant Secretary